Exhibit 5.1

767 Fifth Avenue
New York, NY 10153-0119
+1 212 310 8000 tel
+1 212 310 8007 fax

October 29, 2010

New GGP, Inc.

110 N. Wacker Drive

Chicago, IL 60606

Ladies and Gentlemen:

We have acted as counsel to New GGP, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-11, File No. 333-             (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the sale by the parties listed as selling securityholders (the “Selling Securityholders”) in the Registration Statement of an aggregate of up to 789,562,639 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company (the “Shares”) and 120,000,000 warrants exercisable for shares of Common Stock (the “Warrants” and together with the Shares, the “Securities”).  The Securities are to be issued and delivered to the Selling Securityholders pursuant to a plan of reorganization filed by General Growth Properties, Inc. (“GGP”), the Company’s predecessor prior to its reorganization, and certain of its subsidiaries under Chapter 11 of title 11 of the United States Code, as may be amended, modified or supplemented from time to time, and related investment agreements between GGP and certain Selling Securityholders (together, the “Plan”).

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the certificate of incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement; (ii) the amended certificate of incorporation of the Company, filed as Exhibit 3.2 to the Registration Statement; (iii) the form of amended and restated certificate of incorporation of the Company, filed as Exhibit 3.3 to the Registration Statement (iv) the form of amended and restated bylaws of the Company, filed as Exhibit 3.5 to the Registration Statement; (v) the Registration Statement; (vi) the prospectus contained within the Registration Statement; (vii) the Plan; (viii) the form of Warrant (ix) the form of stock option with respect to which some of the Securities may be issued and (x) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that upon payment and delivery in accordance with the Plan or, in the case of Securities constituting shares of Common Stock issuable upon the exercise of Warrants or options, upon the exercise of such Warrants or options and payment of the applicable exercise price, the Securities will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges, LLP